AGREEMENT FOR SEPARATION OF EMPLOYMENT

This Agreement for Separation of Employment (herein the “Agreement”) is made by and between Robert LeBoeuf (herein “Employee”), a resident of the State of Tennessee, and Ruby Tuesday, Inc. (“RTI” and/or the “Company”), a Georgia corporation.

1.             This Agreement stipulates the terms of Employee’s separation of employment with the Company.

2.             In order to cover the requirements of the Age Discrimination in Employment Act, Employee has twenty-one (21) days from the date of Employee’s receipt of this Agreement in which to consider the Agreement.  Employee has the election to accept or reject this offer within the twenty-one (21) day period.  It is recommended that Employee consult with an attorney about the Company's offer and Employee’s rights before signing it. Employee understands he will not, however, waive or give up any rights or claims he may have against the Company that may arise after the date that Employee accepts the Company's offer by signing this Agreement.  If Employee signs this Agreement, Employee specifically and unequivocally agrees to every term in the Waiver of Rights attached hereto as Exhibit A and incorporated herein.  If Employee signs this Agreement, he will have seven (7) days following the signing of the Agreement and the return of the signed Agreement to change his mind and revoke the Agreement.  To revoke the Agreement, Employee must ensure that written notice is delivered to Scarlett May, Senior Vice President and Chief Legal Officer, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee  37801 by the end of the day on the seventh calendar day after Employee signs this Agreement.  If Employee does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.  If Employee signs the Agreement and does not revoke it during the seven (7) day revocation period, it shall become effective as of the last date of Employee’s employment, October 30, 2013 (alternatively, the “Separation Date” or “Effective Date”).  Whether or not Employee signs this Agreement, Employee is no longer an employee of the Company as of the Separation Date.

3.   In consideration of the releases, waivers, representations and obligations contained herein, Employee shall receive the aggregate sum of Four Hundred Three Thousand Six Hundred Fifty and No/100 Dollars ($403,650.00), payable in four separate installments, as follows:  Thirty-Eight Thousand Six Hundred Fifty and No/100 Dollars ($38,650.00) shall be paid by the 5th business day following the expiration of the seven (7) day period referenced in Section 2; Two Hundred Fifteen Thousand and No/100 Dollars ($215,000) shall be paid on January 1, 2014 (or the immediately succeeding business day if such date is not a business day); Seventy-Five Thousand and No/100 Dollars ($75,000.00) shall be paid on the first anniversary of the Separation Date (or the immediately succeeding business day if such date is not a business day); and Seventy-Five Thousand and No/100 Dollars ($75,000.00) shall be paid on the second anniversary of the Separation Date (or the immediately succeeding business day if such date is not a business day).  RTI shall deduct from each installment payment all required withholdings and deductions.  RTI shall also pay Employee his unpaid base salary through November 12, 2013 and his accrued, unused vacation or compensatory time off in the amount of $26,392 to be paid on January 1, 2014.  Aside from the compensation set forth in this Section 3, Employee will not receive any additional compensation, including but not limited to, bonuses, auto allowance, or compensatory time off.

4.            The Company will provide Employee with information covering his health insurance entitlements under COBRA and other employee benefits upon the Separation Date.  Such benefits will be provided pursuant to the terms and conditions of the policies and, to the extent applicable, governing plan documents applicable to the benefits in question.  Subject to any conflicting terms of the governing plan documents, the treatment applicable under certain benefit plans is described below:

(a)
Salary Deferral Plan / Deferred Compensation Plan / Executive Supplemental Pension Plan.  If Employee participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Deferred Compensation Plan, Employee may receive monies in accordance with the terms of those plans, but Employee will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Employee following the Separation Date.  The Employee will receive benefits payable, if any, under the Executive Supplemental Pension Plan in accordance with the terms of such plan, but the Employee will not earn any benefits under the plan with respect to compensation otherwise payable to Employee following the Separation Date.

(b)
Credit Union.  If Employee is currently a member of the Morrison Employees' Federal Credit Union, he may continue to participate in that program, subject only to observing the rules and qualifications governing participation.

(c)
Options / Restricted Stock / Performance Awards.  Exhibit B to this Agreement contains a complete list of Employee’s outstanding Company-granted stock options, restricted stock and/or performance cash awards.  Employee is not eligible for any grants of restricted stock or options to acquire Company stock following the Separation Date.  Employee’s rights under the Company-granted restricted stock and/or stock options that he currently holds are controlled by the terms of the applicable written restricted stock, stock option and/or performance cash award or agreement, except as otherwise provided herein.

5.            Aside from the amounts to which Employee is entitled under the terms of the Agreement, Employee acknowledges that he has received any and all compensation and remuneration of any kind and character, including, but not limited to, salary (other than salary accrued through the Separation Date), bonuses, commissions, vacation, restricted stock, stock options, performance cash and severance pay, which he may be entitled to receive from the Company at any time now or in the future.  It is understood that the Company's offer is in lieu of any other severance or separation pay.

6.   This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Company or any other party.  The Company specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

7.   Employee represents and warrants that Employee has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against the Company with any administrative, state, federal, or governmental entity or agency or with any court.  Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation.  Employee, however, shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Company, without regard as to who brought said complaint or charge.

8.   Employee represents that he has returned any and all Company property currently in his possession to a Company representative, including all electronic property that Employee received from the Company and/or that Employee used in the course of his/her employment with the Company and that are the property of the Company, but excluding the Apple laptop computer, Serial No. C02JT167DKQ5, issued to the Employee as of the Separation Date.  Employee acknowledges and agrees that Employee will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, phones, or other electronic devices.

9.   Employee acknowledges that he has access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of RTI.  Employee agrees that for the maximum period of time following the Separation Date allowable under applicable law Employee shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including without limitation, any competitors or potential competitors of RTI.

10.         As an employee of RTI, Employee has access to Confidential Information (as defined herein).  Employee agrees to maintain the confidentiality of all Confidential Information for a period of two (2) years following the Effective Date.  For purposes of this Section, the term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to Employee or of which Employee has become aware as a consequence of or through Employee’s employment relationship with RTI (or such subsidiary or affiliate) and which has value to RTI (or such subsidiary or affiliate) and is not generally known to its competitors including, without limitation, financial information, processes, manuals, technology, business strategies, tactics and future restaurant opening schedules.  Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by Employee without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) Employee’s skills or experience developed in connection with performance of job functions.

11.   For a period of six (6) months from the Effective Date, Employee shall not perform any services of any type for the following competitors: Applebee’s, Chili’s, T.G.I. Friday’s, O’Charley’s, Red Robin Gourmet Burgers, Olive Garden or Outback Steak House unless Employee obtains the Company's prior written consent. Employee and Company agree that this covenant is reasonable and necessary to protect the business, interests and properties of the Company and that the damages which Company will suffer in the event of Employee’s breach of the foregoing covenant are impossible to quantify and determine.  Therefore, the parties agree that in the event of each such breach, Company shall have all rights and remedies available to it by law or in equity, including by way of example and not of limitation, a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of this Section 11 and to any other remedies, including forfeiture, as described in Section 15.

12.   For a period of two (2) years from the Effective Date, Employee shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company, or a subsidiary or affiliate of the Company, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Employee knowingly provide the name of any employee of the Company, any such subsidiary, affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party.  The parties agree that the damages which the Company will suffer in the event of the Employee’s breach of the foregoing covenant are difficult to quantify and determine.  Therefore, the parties agree that in the event of each such breach, the Employee may apply the remedies of forfeiture as described in Section 15.

13.   Employee shall not disparage RTI or communicate any false or adverse information about RTI, the terms of this Agreement, or any matter relating to RTI’s restaurants or food products.  RTI shall not disparage or communicate any false information about Employee, the terms of this Agreement, or Employee’s skills or job performance.  Additionally, in response to reference requests from a prospective employer, RTI will only state the Employee resigned and provide his dates of employment and last position held.

14.   Employee agrees that upon reasonable notice, he will fully cooperate with the Company and make himself available to assist the Company in transitioning any duties or responsibilities to other employees or vendors, if necessary.  Employee further agrees that he will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Employee’s employment with the Company.  Employee agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Employee agrees to meet at reasonable times and with the Company’s representatives, agents or attorneys for the purposes of preparing for such activities.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Employee incurs with respect to those activities.

15.   Employee acknowledges that the obligations and covenants of the Employee set forth in Sections 7 through 14 are reasonable and necessary to protect the business, interests and properties of the Company and are material to this Agreement.  Therefore, the parties agree that in the event of any breach of any such obligation or covenant, Company shall have all rights and remedies available to it by law or in equity, including but not limited to a forfeiture of any payments remaining as payable pursuant to Section 3 herein.  The Employee acknowledges that all remedies available to the Company shall be cumulative.

16.   Employee acknowledges and agrees and understands that the consideration described in Section 3 is not required by the Company’s policies and procedures and that the consideration in Section 3 exceeds any and all pay and benefits to which Employee already may have been entitled by contract or law and constitutes good, valuable and sufficient consideration for Employee’s covenants and agreements contained in this Agreement.  Except as contemplated by

Section 5 above, Employee acknowledges, understands and agrees that Employee has been paid in full for all hours that Employee has worked for the Company and that Employee has been paid any and all compensation or bonuses which have been earned by Employee through the date of execution of this Agreement.  Employee acknowledges, understands and agrees that Employee has been notified of Employee’s rights under the Family and Medical Leave Act (FMLA) and state leave laws.  Employee further acknowledges, understands and agrees that Employee has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Employee has been returned to Employee’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.  Employee acknowledges, understands and agrees that it is Employee’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work related injury or illness.  Employee further acknowledges, understands and agrees that Employee has reported to the Company’s management personnel any work related injury or illness that occurred up to and including Employee’s last day of employment.  Employee acknowledges, understands, and agrees that Employee has no knowledge of any actions or inactions by any of the persons identified in the Waiver of Rights or by Employee that Employee believes could possibly constitute a basis for a clamed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

17.   There are no other promises, agreements, or understandings between you and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between Employee and the Company.  No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Employee or his authorized representative and an authorized representative of the Company.  This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

18.   Employee acknowledges, understands and agrees that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family, accountants, attorneys and other professional representatives who will be informed of and bound by this confidentiality clause

19.   It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates noted below.

Witness	RUBY TUESDAY, INC.

/s/ Angela Jacobus
By: Scarlett May

Date: 12/03/13

Witness	EMPLOYEE

/s/ K LeBoeuf	/s/ Robert LeBoeuf
Robert LeBoeuf

Date: 11/20/13

EXHIBIT A
WAIVER OF RIGHTS

I, Robert LeBoeuf, knowingly and voluntarily, agree to waive, settle, release and discharge Ruby Tuesday, Inc., (the “Company”), its subsidiaries and affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them (collectively the "Releasees") from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys' fees which I have against the Releasees arising out of or relating to my employment with the Company or the termination or other change of status of my employment with the Company under the terms of the Agreement executed by myself and containing an Effective Date of October 30, 2013 (the “Separation Agreement”).  I understand this waiver includes any and all claims relating to my employment with the Company or termination of my employment with the Company as may be made under the (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12)  the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; (14) Fair Labor Standards Act, and (15) other federal, state and local discrimination laws, including those of the State of Tennessee.

I further acknowledge that I am releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

I acknowledge and understand that I waive my right to file suit for any claim I may have or assert against the Releasees including, but not limited to, those which may arise under the laws and the statutes named in the paragraph above.  I further waive my right to claim or receive damages as a result of any charge of discrimination, which may be filed by me or anyone acting on my behalf.  However, nothing in this Waiver shall be construed as preventing me from bringing any action to enforce the terms of the Separation Agreement or from pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement.

EXHIBIT B
OPTIONS/RESTRICTED STOCK/PERFORMANCE CASH LIST

1.	STOCK OPTION:
Grant Date	Grant Price	Description/Notes
7/7/2009	$6.58	14,592 Stock Option (Right to Buy) will expire 90 days after separation
7/21/2010	$9.39	29,766 Stock Option (Right to Buy) will expire 90 days after separation
7/24/2013	$9.34	22,573 Stock Option (Right to Buy) will expire 90 days after separation
7/24/2013	$9.34	60,000 High-Performance Stock Option forfeited

2.	RESTRICTED STOCK:
A.	SERVICE-BASED RESTRICTED-STOCK AWARD:
Grant Date	Description/Notes
8/23/2011	6,353 Restricted Shares vest at separation *
7/24/2012	10,010 Restricted Shares vest at separation *
7/24/2013	5,353 Restricted Shares vest at separation *

B.	PERFORMANCE-BASED RESTRICTED-STOCK AWARD:
Grant Date	Description/Notes
8/23/2011	1,588 Performance Shares vest at separation *
*subject to six-month hold after vesting

3.	PERFORMANCE-BASED CASH INCENTIVE AWARD:
Grant Date	Description/Notes
8/23/2011	$6,250 Performance Cash Incentive, paid on November 6, 2013
7/24/2013	Performance Cash Incentive; amount to be determined Summer, 2014 and award, if any, will vest upon determination of performance